AGREEMENT

This Agreement is effective as of the 31st day of May, 2007 (this “Agreement ” ), by and between CROWN MINES, L.L.C., a Texas limited liability company with an address of P. O. Box 743547, Dallas, Texas 75374-3547 (“Crown Mines”) and DEER TRAIL MINING COMPANY, L.L.C .., a Nevada limited liability company, with an address of 8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108 (“DTMC”).  Crown Mines and DTMC may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Crown Mines owns approximately 16,000 acres of patented and unpatented mining claims situated in Piute and Sevier counties, State of Utah, described in the attached Exhibit A (the “Crown Mines Claims”);

WHEREAS, a portion of the Crown Mine Claims, consisting of patented and unpatented mining claims and mill sites and dumps situated in Piute County, State of Utah, described in the attached Exhibit B (the “Claims”), have been leased to Unico, Incorporated, an Arizona corporation (“Unico”) under various agreements since at least 2001;

WHEREAS, DTMC is a wholly-owned subsidiary of Unico;

WHEREAS, on December 12, 2001, Crown Mines and Unico executed that certain Mining Lease and Option to Purchase relating to the Claims, as modified by that certain Modification of Mining Lease and Option to Purchase, dated May 31, 2004, that certain Second Modification of Mining Lease and Option to Purchase, dated April 21, 2006, that certain Third Modification of Mining Lease and Option to Purchase, dated November 1, 2006, that certain Fourth Modification of Mining Lease and Option to Purchase, dated April 26, 2007, and that certain Fifth Modification of Mining Lease and Option to Purchase, dated June 29, 2007  (collectively the “Purchase Option”);

WHEREAS, under the Purchase Option and with Crown Mines’ consent, Unico has assigned its option to purchase the claims to DTMC, and DTMC has exercised the option to purchase the Claims together with all equipment and personal property located thereon and associated therewith (the “Equipment”) for the price established in the Purchase Option , and Crown Mines acknowledges receipt of the entire purchase price for the Claims and Equipment under the Purchase Option;

WHEREAS, upon the exercise of the Purchase Option, Crown Mines has retained ownership of the Crown Mine Claims not subject to the Purchase Option described in the attached Exhibit C (the “Remaining Claims”);

WHEREAS, upon the exercise of the Purchase Option the Claims have been conveyed contemporaneously with the execution of this Agreement by Deed substantially in the form attached as Exhibit D (the “Deed”);

WHEREAS, upon the exercise of the Purchase Option the Equipment has been transferred contemporaneously with the execution of this Agreement by Bill of Sale substantially in the form attached as Exhibit E (the “Bill of Sale”);

WHEREAS, upon the exercise of the Purchase Option Crown Mines has conveyed certain water rights which it owns to DTMC (“Deeded Water Rights”) contemporaneously with the execution of this Agreement by Deed substantially in the form attached as Exhibit F (the “Water Deed”) and Crown Mines has leased certain water rights which it owns to DTMC (“Leased Water Rights”) contemporaneously with the execution of this Agreement by Water Rights Lease and Water Pipeline Easement Agreement substantially in the form attached as Exhibit G (“Water Lease”), and Crown Mines has assigned certain contractual water rights which it owns to DTMC (“Contractual Water Rights”) contemporaneously with the execution of this Agreement by Assignment of Contractual Right substantially in the form attached as Exhibit I (“Water Assignment”);

WHEREAS, the Purchase Option by its terms terminates upon the exercise of the Purchase Option and certain provisions of the Purchase Option include continuing obligations which survive the exercise of the Purchase Option;

WHEREAS, it is the intent of the Parties that the exercise of the Purchase Option by DTMC be subject to the terms, conditions, and continuing obligations set forth herein which are expressly intended to survive the exercise of the Purchase Option and the filing of the Deed.

NOW, THEREFORE, in exchange for their covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Recordation of Agreement.  This Agreement may be recorded with any governmental agency, including in the offices of the County Recorder of Piute County, Utah, and Sevier County, Utah, against the Claims at the sole discretion of Crown Mines.

2.

Claims Free And Clear of Encumbrances ..  Crown Mines represents that the Claims transferred under the Deed are free and clear of any liens, encumbrances, overriding royalties, carried interests or other interests except for any such which may have been created by Unico or DTMC and the Royalty as hereinafter defined.  This representation shall survive the delivery of the Deed.

3.

Royalty.  Crown Mines reserves and retains a royalty on Minerals (as defined in the attached Exhibit H) taken from the Claims, or extralaterally in connection with the Claims, (the “Royalty”) in perpetuity.  The Royalty is the same as that retained and described in the Deed (the attached Exhibit D) and not in addition thereto.  Payments of the Royalty shall be made to Crown Mines (or its successors or assigns) at its address as set forth herein or to a bank designated by it.  Payments of the Royalty shall be made, in the case of Minerals other than oil and gas and associated hydrocarbons, by the 15th day of the month next succeeding the calendar month during which DTMC shall have received payment for shipments or the calendar month in which sales are deemed to have been made, as more fully set forth in Exhibit H, and, in the case of oil and gas and associated hydrocarbons, by the 15th day of the month next succeeding the calendar month during which DTMC shall have received payment for any oil and gas and associated hydrocarbons produced, saved and sold from the Claims.  Royalty payments that remain unpaid when due will carry interest at the legal rate.

Except for oil and gas and associated hydrocarbons, the Royalty shall be based on the Gross Value (as defined in the attached Exhibit H) for minerals in the ore taken from the Claims, or extralaterally in connection with the Claims, computed in the manner described in Exhibit H, less any assaying, weighing, treatment and special sampling charges.  The Royalty for all Minerals, as defined in the attached Exhibit H, other than gold and oil and gas and associated hydrocarbons, produced from the Claims shall be three percent (3%) of net smelter returns.  The Royalty for gold, as defined in the attached Exhibit H, produced from the Claims shall be as follows:

Price of Gold per Troy Ounce	Royalty Percentage Rate
Less than or equal to $500	3%
Greater than $500 and less than or equal to $600	4%
Greater than $600	5%

The Royalty for oil and gas and associated hydrocarbons produced from the Claims shall be an undivided three percent (3%) share of the oil and gas and associated hydrocarbons produced, saved and sold from the Claims, free of costs, and Crown Mines, its heirs, successors and assigns shall not be entitled nor required to sign any oil or gas lease placed on the Claims, provided that no such lease shall be executed which reserves a royalty less than three percent (3%) of all the oil and gas and associated hydrocarbons produced from the Claims, and provided further that DTMC shall have no obligation to explore for, drill for, or produce hydrocarbons of any type or at any time.

The obligations to pay the Royalty shall constitute a covenant burdening and running with the Claims or any portion thereof in perpetuity for the benefit of Crown Mines; they shall be binding on DTMC and all subsequent parties having or claiming any right, title or interest in the Claims or any portion thereof; they shall not be held separately therefrom; any sums payable under this Agreement as Royalty shall be paid to Crown Mines personally or its successors or assigns; and Crown Mines may freely transfer, assign, encumber, and hypothecate its right to the Royalty in its own discretion and without the need to obtain the permission of DTMC therefor.

4.

Easements.

(a)

Crown Mines reserves and retains a perpetual right of access to and across the surface of the Claims (“Access Easement”).  The Access Easement shall constitute a covenant burdening and running with the Claims or any portion thereof for the benefit of the Remaining Claims or any portion thereof, provided that the use of the Access Easement shall not unreasonably interfere with DTMC’s use of the Claims, provided further that Grantor shall pay no rent, fees, or charge therefor, and provided further that the Access Easement is in addition to and not in derogation of any other rights of access available to Crown Mines by law.

(b)

Exploration Information.

(i)

DTMC shall provide to Crown Mines, no later than 30 days following DTMC’s receipt thereof, all information produced directly by DTMC or Unico or obtained by DTMC or Unico from third parties as a result of its exploration activities on the Claims during the term during which the Purchase Option was in effect, provided that DTMC shall have no obligation to provide the information to Crown Mines until DTMC shall have first provided such portions of the information to the public as is required by laws or regulations regulating the sales or registration of securities or until DTMC shall have determined that it has no obligation to provide such information to the public.

(ii)

DTMC shall provide to Crown Mines, on a timely and ongoing basis (but in any event, no later than 30 days following DTMC’s disclosure thereof to the public if required), all information produced directly by DTMC or obtained by DTMC from third parties as a result of its exploration activities on the Claims, provided that DTMC shall have no obligation to provide the information to Crown Mines until it shall have first provided such information to the public, whether or not required by laws or regulations regulating the sales or registration of securities, or unless such information shall have been developed by DTMC and Crown Mines in any joint exploration projects in which they might cooperate.

(iii)

The obligations to provide information as set forth in this section shall constitute a covenant burdening and running with the Claims or any portion thereof for the benefit of the Remaining Claims or any portion thereof.

5.

Right of First Refusal.  DTMC hereby grants to Crown Mines a right to repurchase the Claims, and any portion thereof, under the terms set forth herein, and DTMC shall not transfer or convey (‘Transfer”) all or any portion of the Claims (the “Offered Claims”) unless DTMC first offers to sell the Offered Claims to Crown Mines pursuant to the terms of this section.

(a)

Limitation on Transfers.  No Transfer may be made under this section to an individual, limited liability company, partnership, joint venture, firm, corporation, trust, charitable institution or other business or legal entity (“Person”) unless DTMC has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Claims for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the first business day following the end of the Offer Period, as hereinafter defined.

No Transfer shall be subject to the terms of this section if the Transfer is to an Affiliate of DTMC (defined with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, Controlling, Controlled By or Under Common Control With such Person), provided that DTMC shall continue to be liable for all obligations and liabilities to which it is subject under this Agreement if the transferee does not satisfy the same, and any subsequent Transfer by the transferee to a non-Affiliate shall be deemed to be a Transfer subject to this section.  The terms “Control,” “Controlled By,” “Controlling” and “Under Common Control With,” as used with respect to any Person, shall mean the power (either individually or together with other Persons) to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, membership or partnership interests, by contract or otherwise.  For purposes of this Agreement, “Control” will be deemed to exist if any Person directly or indirectly owns, controls, or holds the power to vote 50% or more of the voting securities of such other Person.

(b)

Offer Notice.  Prior to making any Transfer that is subject to the terms of this section, DTMC shall first give Crown Mines notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “Offer”) to sell the Offered Claims to Crown Mines for the Offer Price, payable according to the same terms as those contained in the Purchase Offer, provided that the Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Claims) to be provided by the Purchaser for any deferred portion of the Offer Price.

(c)

Offer Period.  The Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at Crown Mine’s principal place of business, on the thirtieth (30th) day following the date of the Offer Notice.

(d)

Acceptance of Offer.  At any time during the Offer Period, Crown Mines may accept the Offer by giving Notice of such acceptance to DTMC.  If Crown Mines does not accept the Offer during the Offer Period, including any extensions granted to Crown Mines, then the Offer shall be deemed rejected.

(e)

Closing of Purchase Pursuant to Firm Offer.  If the Offer is accepted, the closing of the purchase of the Offered Claims shall take place within thirty (30) days after the Offer is accepted.  DTMC and Crown Mines shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Claims pursuant to the terms of the Offer and this Agreement.

(f)

Sale Pursuant to Purchase Offer If Offer Rejected.  If the Offer is not accepted in the manner provided above, DTMC may Sell the Offered Claims to the Purchaser at any time within sixty (60) days after the last day of the Offer Period; provided that such Sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such Sale complies with other terms, conditions, and restrictions of this Agreement.  If the Offered Claims are not sold in accordance with the terms of the preceding sentence, the Offered Claims shall again become subject to all of the conditions and restrictions of this section.

6.

Filing of Notices.  DTMC shall, promptly after the execution of this Agreement and its receipt of the Deed, file the Deed for recordation with the County Recorder of Piute County, Utah, and with the appropriate regional office of the Bureau of Land Management.  The fees for the filing and recordation of the Deed shall be at the expense of DTMC, and DTMC shall provide proof of filing thereof with the governmental authority to Crown Mines promptly after the filing has been accepted by the governmental authority.

7.

Indemnification.  DTMC shall indemnify and hold Crown Mines, its officers, directors, employees and agents harmless from and against any damages incurred by any of them arising out of damage to property or person by the employees or agents of DTMC, or any other person (other than Crown Mines and those acting in behalf of Crown Mines) where such damage arises on account of or in connection with the use, operation or development of the Claims, or any portion thereof, by DTMC, its predecessors, successors or assigns.

8.

Notices.  All Notices, payments and other required communications (“Notices”) to the Parties shall be in writing, and shall be addressed as follows:

If to Crown Mines:

Crown Mines, L.L.C.

P. O. Box 743547

Dallas, Texas  75374-3547

With a Copy to:

Michael R. Haggerty

Jackson Walker L.L.P.

901 Main Street, Suite 6000

Dallas, Texas  75202

If to DTMC:

Deer Trail Mining Company, L.L.C.

8880 Rio San Diego Drive, 8th Floor

San Diego, California  92108

With a Copy to:

Robert N. Wilkinson, Esq.

60 East South Temple, Suite 1200

Salt Lake City, Utah  84111

All Notices shall be given by personal delivery, by electronic communication or facsimile, with a confirmation sent by registered or certified mail return receipt requested, or by commercial courier service.  All Notices shall be effective and shall be deemed delivered on the date of delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery.  A Party may change its address by Notice to the other Party.

9.

Authority.  Each of Crown Mines and DTMC represents and warrants to the other that its undersigned officer has been duly authorized, and has the power and authority, to execute this Agreement on its behalf.

10.

Successors and Assigns.  This Agreement and the covenants contained herein shall be binding upon and inure to the benefit of the Parties, their successors and assigns.

11.

Severability.  If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable.  The language of any provision of this Agreement shall be construed according to its fair meaning and not strictly against any Party.  If any court or other government authority shall determine that any provision in this Agreement is not enforceable as written, the Parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought and so that it affords the Parties the same basic rights and obligations and has the same economic effect as if it had not been found unenforceable.  If any provision in this Agreement is held invalid or otherwise unenforceable by any court or other government authority or in any arbitration proceeding to which the Parties might agree, such findings shall not invalidate the remainder of the Agreement.

[Signatures on the following page.]

EXECUTED as of the date first above written.

DEER TRAIL MINING COMPANY, L.L.C. ,

CROWN MINES, L.L.C.,

a Nevada limited liability company

a Texas limited liability company

By:  __/s/ Mark A. Lopez__________

By:  __/s/ I.N. Fehr______________

Its:  __Manager__________________

Its:  __Manager________________

STATE OF CALIFORNIA

)

: ss.

COUNTY OF

)

The foregoing instrument was acknowledged before me this 31 day of July, 2007, by Mark A.. Lopez, Manager of DEER TRAIL MINING COMPANY, L.L.C. , a Nevada limited liability company.

[NOTARY SEAL]

__/s/ Vivian T. Harris______________

Notary Public

STATE OF TEXAS

)

: ss.

COUNTY OF

DALLAS

)

The foregoing instrument was acknowledged before me this 30th day of July, 2007, by I.N. Fehr, the President of CROWN MINES, L.L.C., a Texas limited liability company.

[NOTARY SEAL]

__/s/ Lorlee C. Bartos_______________

Notary Public